Filed Pursuant to Rule 433
Registration Nos. 333-199736
333-199736-01

SHELL INTERNATIONAL FINANCE B.V.

1.375% Guaranteed Notes due 2019

Guaranteed as to the Payment of Principal and Interest by

ROYAL DUTCH SHELL PLC

PRICING TERM SHEET

Dated May 5, 2016

US$1,750,000,000 1.375% Guaranteed Notes due 2019:

Issuer:	Shell International Finance B.V. (the “Issuer”)

Guarantor:	Royal Dutch Shell plc

Title:	1.375% Guaranteed Notes due 2019 (the “2019 Notes”)

Total principal amount being issued:	US$1,750,000,000

Guarantor Credit Ratings*:	Aa2/Negative Outlook by Moody’s Investors Service, Inc. A+/Negative Watch by Standard & Poor’s Ratings Services

Denominations:	The 2019 Notes will be issued in minimum denominations of $1,000 and integral multiples of $1,000.

Issuance/Settlement date (T+3):	May 10, 2016

Guarantee:	Payment of the principal of and interest on the 2019 Notes is fully and unconditionally guaranteed by Royal Dutch Shell plc.

Maturity date:	May 10, 2019

Day count:	30/360

Day Count Convention:	Following, unadjusted

Interest rate:	1.375% per annum

Date interest starts accruing:	May 10, 2016

Interest payment dates:	May 10 and November 10 of each year, subject to the Day Count Convention.

First interest payment date:	November 10, 2016

Benchmark Treasury:	0.875% due April 15, 2019

Benchmark Treasury yield:	0.851%

Spread to Benchmark Treasury:	60 bps

Yield to maturity:	1.451%

Selling concession:	0.060%

Reallowance:	0.030%

Business Day:	Any week day on which banking or trust institutions in neither New York nor London are authorized generally or obligated by law, regulation or executive order to close.

Ranking:	The 2019 Notes are unsecured and will rank equally with all of SHELL INTERNATIONAL FINANCE B.V.’s other unsecured and unsubordinated indebtedness.

Regular record dates for interest:	April 25 and October 25 of each year.

Payment of additional amounts:	None payable under current law, provided that the 2019 Notes are listed on a recognized stock exchange as designated by the United Kingdom HM Revenue & Customs.

Listing:	Application will be made to list the 2019 Notes on the New York Stock Exchange although neither SHELL INTERNATIONAL FINANCE B.V. nor ROYAL DUTCH SHELL PLC can guarantee such listing will be obtained.

Optional tax redemption:	In the event of tax law changes that require the payment of additional amounts as described under “Description of Debt Securities — Provisions Applicable to Each Indenture — Optional Tax Redemption” on page 22 in the base prospectus, SHELL INTERNATIONAL FINANCE B.V. may call the 2019 Notes for redemption, in whole but not in part, prior to maturity.

Optional make-whole redemption:	The 2019 Notes will be redeemable as a whole or in part, at the option of SHELL INTERNATIONAL FINANCE B.V. at any time or from time to time, at a redemption price equal to the greater of (i) 100% of the principal amount of the 2019 Notes being redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 10 basis points, plus in each case accrued interest thereon to the date of redemption.

Sinking fund:	There is no sinking fund.

Further issuances:	SHELL INTERNATIONAL FINANCE B.V. may, at its sole option, at any time and without the consent of the then existing note holders issue additional 2019 Notes in one or more transactions subsequent to the date of the related prospectus supplement dated May 5, 2016, with terms (other than the issuance date, issue price and, possibly, the first interest payment date and the date interest starts accruing) identical to the 2019 Notes issued pursuant to the prospectus supplement. These additional 2019 Notes will be deemed part of the same series as the 2019 Notes issued pursuant to the prospectus supplement and will provide the holders of these additional 2019 Notes the right to vote together with holders of the 2019 Notes issued pursuant to the prospectus supplement.

Public offering price:	Per Note: 99.778%; Total: $1,746,115,000

Proceeds, before expenses, to Issuer:	Per Note: 99.678%; Total: $1,744,365,000

Underwriters:	Barclays Capital Inc. Deutsche Bank Securities Inc. Morgan Stanley & Co. LLC RBC Capital Markets, LLC

CUSIP Number:	822582BR2

ISIN:	US822582BR27

SHELL INTERNATIONAL FINANCE B.V.

1.875% Guaranteed Notes due 2021

Guaranteed as to the Payment of Principal and Interest by

ROYAL DUTCH SHELL PLC

PRICING TERM SHEET

Dated May 5, 2016

US$1,500,000,000 1.875% Guaranteed Notes due 2021:

Issuer:	Shell International Finance B.V. (the “Issuer”)

Guarantor:	Royal Dutch Shell plc

Title:	1.875% Guaranteed Notes due 2021 (the “2021 Notes”)

Total principal amount being issued:	US$1,500,000,000

Guarantor Credit Ratings*:	Aa2/Negative Outlook by Moody’s Investors Service, Inc. A+/Negative Watch by Standard & Poor’s Ratings Services

Denominations:	The 2021 Notes will be issued in minimum denominations of $1,000 and integral multiples of $1,000.

Issuance/Settlement date (T+3):	May 10, 2016

Guarantee:	Payment of the principal of and interest on the 2021 Notes is fully and unconditionally guaranteed by Royal Dutch Shell plc.

Maturity date:	May 10, 2021

Day count:	30/360

Day Count Convention:	Following, unadjusted

Interest rate:	1.875% per annum

Date interest starts accruing:	May 10, 2016

Interest payment dates:	May 10 and November 10 of each year, subject to the Day Count Convention.

First interest payment date:	November 10, 2016

Benchmark Treasury:	1.375% due April 30, 2021

Benchmark Treasury yield:	1.190%

Spread to Benchmark Treasury:	80 bps

Yield to maturity:	1.990%

Selling concession:	0.080%

Reallowance:	0.040%

Business Day:	Any week day on which banking or trust institutions in neither New York nor London are authorized generally or obligated by law, regulation or executive order to close.

Ranking:	The 2021 Notes are unsecured and will rank equally with all of SHELL INTERNATIONAL FINANCE B.V.’s other unsecured and unsubordinated indebtedness.

Regular record dates for interest:	April 25 and October 25 of each year.

Payment of additional amounts:	None payable under current law, provided that the 2021 Notes are listed on a recognized stock exchange as designated by the United Kingdom HM Revenue & Customs.

Listing:	Application will be made to list the 2021 Notes on the New York Stock Exchange although neither SHELL INTERNATIONAL FINANCE B.V. nor ROYAL DUTCH SHELL PLC can guarantee such listing will be obtained.

Optional tax redemption:	In the event of tax law changes that require the payment of additional amounts as described under “Description of Debt Securities — Provisions Applicable to Each Indenture — Optional Tax Redemption” on page 22 in the base prospectus, SHELL INTERNATIONAL FINANCE B.V. may call the 2021 Notes for redemption, in whole but not in part, prior to maturity.

Optional make-whole redemption:	The 2021 Notes will be redeemable as a whole or in part, at the option of SHELL INTERNATIONAL FINANCE B.V. at any time or from time to time, at a redemption price equal to the greater of (i) 100% of the principal amount of the 2021 Notes being redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points, plus in each case accrued interest thereon to the date of redemption.

Sinking fund:	There is no sinking fund.

Further issuances:	SHELL INTERNATIONAL FINANCE B.V. may, at its sole option, at any time and without the consent of the then existing note holders issue additional 2021 Notes in one or more transactions subsequent to the date of the related prospectus supplement dated May 5, 2016, with terms (other than the issuance date, issue price and, possibly, the first interest payment date and the date interest starts accruing) identical to the 2021 Notes issued pursuant to the prospectus supplement. These additional 2021 Notes will be deemed part of the same series as the 2021 Notes issued pursuant to the prospectus supplement and will provide the holders of these additional 2021 Notes the right to vote together with holders of the 2021 Notes issued pursuant to the prospectus supplement.

Public offering price:	Per Note: 99.455%; Total: $1,491,825,000

Proceeds, before expenses, to Issuer:	Per Note: 99.335%; Total: $1,490,025,000

Underwriters:	Barclays Capital Inc. Deutsche Bank Securities Inc. Morgan Stanley & Co. LLC RBC Capital Markets, LLC

CUSIP Number:	822582BS0

ISIN:	US822582BS00

SHELL INTERNATIONAL FINANCE B.V.

2.875% Guaranteed Notes due 2026

Guaranteed as to the Payment of Principal and Interest by

ROYAL DUTCH SHELL PLC

PRICING TERM SHEET

Dated May 5, 2016

US$1,750,000,000 2.875% Guaranteed Notes due 2026:

Issuer:	Shell International Finance B.V. (the “Issuer”)

Guarantor:	Royal Dutch Shell plc

Title:	2.875% Guaranteed Notes due 2026 (the “2026 Notes”)

Total principal amount being issued:	US$1,750,000,000

Guarantor Credit Ratings*:	Aa2/Negative Outlook by Moody’s Investors Service, Inc. A+/Negative Watch by Standard & Poor’s Ratings Services

Denominations:	The 2026 Notes will be issued in minimum denominations of $1,000 and integral multiples of $1,000.

Issuance/Settlement date (T+3):	May 10, 2016

Guarantee:	Payment of the principal of and interest on the 2026 Notes is fully and unconditionally guaranteed by Royal Dutch Shell plc.

Maturity date:	May 10, 2026

Day count:	30/360

Day Count Convention:	Following, unadjusted

Interest rate:	2.875% per annum

Date interest starts accruing:	May 10, 2016

Interest payment dates:	May 10 and November 10 of each year, subject to the Day Count Convention.

First interest payment date:	November 10, 2016

Benchmark Treasury:	1.625% due February 15, 2026

Benchmark Treasury yield:	1.733%

Spread to Benchmark Treasury:	118 bps

Yield to maturity:	2.913%

Selling concession:	0.10%

Reallowance:	0.05%

Business Day:	Any week day on which banking or trust institutions in neither New York nor London are authorized generally or obligated by law, regulation or executive order to close.

Ranking:	The 2026 Notes are unsecured and will rank equally with all of SHELL INTERNATIONAL FINANCE B.V.’s other unsecured and unsubordinated indebtedness.

Regular record dates for interest:	April 25 and October 25 of each year.

Payment of additional amounts:	None payable under current law, provided that the 2026 Notes are listed on a recognized stock exchange as designated by the United Kingdom HM Revenue & Customs.

Listing:	Application will be made to list the 2026 Notes on the New York Stock Exchange although neither SHELL INTERNATIONAL FINANCE B.V. nor ROYAL DUTCH SHELL PLC can guarantee such listing will be obtained.

Optional tax redemption:	In the event of tax law changes that require the payment of additional amounts as described under “Description of Debt Securities — Provisions Applicable to Each Indenture — Optional Tax Redemption” on page 22 in the base prospectus, SHELL INTERNATIONAL FINANCE B.V. may call the 2026 Notes for redemption, in whole but not in part, prior to maturity.

Optional make-whole redemption:	The 2026 Notes will be redeemable as a whole or in part, at the option of SHELL INTERNATIONAL FINANCE B.V. at any time or from time to time, at a redemption price equal to the greater of (i) 100% of the principal amount of the 2026 Notes being redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 20 basis points, plus in each case accrued interest thereon to the date of redemption.

Sinking fund:	There is no sinking fund.

Further issuances:	SHELL INTERNATIONAL FINANCE B.V. may, at its sole option, at any time and without the consent of the then existing note holders issue additional 2026 Notes in one or more transactions subsequent to the date of the related prospectus supplement dated May 5, 2016, with terms (other than the issuance date, issue price and, possibly, the first interest payment date and the date interest starts accruing) identical to the 2026 Notes issued pursuant to the prospectus supplement. These additional 2026 Notes will be deemed part of the same series as the 2026 Notes issued pursuant to the prospectus supplement and will provide the holders of these additional 2026 Notes the right to vote together with holders of the 2026 Notes issued pursuant to the prospectus supplement.

Public offering price:	Per Note: 99.672%; Total: $1,744,260,000

Proceeds, before expenses, to Issuer:	Per Note: 99.472%; Total: $1,740,760,000

Underwriters:	Barclays Capital Inc. Deutsche Bank Securities Inc. Morgan Stanley & Co. LLC RBC Capital Markets, LLC

CUSIP Number:	822582BT8

ISIN:	US822582BT82

SHELL INTERNATIONAL FINANCE B.V.

4.000% Guaranteed Notes due 2046

Guaranteed as to the Payment of Principal and Interest by

ROYAL DUTCH SHELL PLC

PRICING TERM SHEET

Dated May 5, 2016

US$2,250,000,000 4.000% Guaranteed Notes due 2046:

Issuer:	Shell International Finance B.V. (the “Issuer”)

Guarantor:	Royal Dutch Shell plc

Title:	4.000% Guaranteed Notes due 2046 (the “2046 Notes”)

Total principal amount being issued:	US$2,250,000,000

Guarantor Credit Ratings*:	Aa2/Negative Outlook by Moody’s Investors Service, Inc. A+/Negative Watch by Standard & Poor’s Ratings Services

Denominations:	The 2046 Notes will be issued in minimum denominations of $1,000 and integral multiples of $1,000.

Issuance/Settlement date (T+3):	May 10, 2016

Guarantee:	Payment of the principal of and interest on the 2046 Notes is fully and unconditionally guaranteed by Royal Dutch Shell plc.

Maturity date:	May 10, 2046

Day count:	30/360

Day Count Convention:	Following, unadjusted

Interest rate:	4.000% per annum

Date interest starts accruing:	May 10, 2016

Interest payment dates:	May 10 and November 10 of each year, subject to the Day Count Convention.

First interest payment date:	November 10, 2016

Benchmark Treasury:	3.000% due November 15, 2045

Benchmark Treasury yield:	2.585%

Spread to Benchmark Treasury:	152 bps

Yield to maturity:	4.105%

Selling concession:	0.250%

Reallowance:	0.125%

Business Day:	Any week day on which banking or trust institutions in neither New York nor London are authorized generally or obligated by law, regulation or executive order to close.

Ranking:	The 2046 Notes are unsecured and will rank equally with all of SHELL INTERNATIONAL FINANCE B.V.’s other unsecured and unsubordinated indebtedness.

Regular record dates for interest:	April 25 and October 25 of each year.

Payment of additional amounts:	None payable under current law, provided that the 2046 Notes are listed on a recognized stock exchange as designated by the United Kingdom HM Revenue & Customs.

Listing:	Application will be made to list the 2046 Notes on the New York Stock Exchange although neither SHELL INTERNATIONAL FINANCE B.V. nor ROYAL DUTCH SHELL PLC can guarantee such listing will be obtained.

Optional tax redemption:	In the event of tax law changes that require the payment of additional amounts as described under “Description of Debt Securities — Provisions Applicable to Each Indenture — Optional Tax Redemption” on page 22 in the base prospectus, SHELL INTERNATIONAL FINANCE B.V. may call the 2046 Notes for redemption, in whole but not in part, prior to maturity.

Optional make-whole redemption:	The 2046 Notes will be redeemable as a whole or in part, at the option of SHELL INTERNATIONAL FINANCE B.V. at any time or from time to time, at a redemption price equal to the greater of (i) 100% of the principal amount of the 2046 Notes being redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 25 basis points, plus in each case accrued interest thereon to the date of redemption.

Sinking fund:	There is no sinking fund.

Further issuances:	SHELL INTERNATIONAL FINANCE B.V. may, at its sole option, at any time and without the consent of the then existing note holders issue additional 2046 Notes in one or more transactions subsequent to the date of the related prospectus supplement dated May 5, 2016, with terms (other than the issuance date, issue price and, possibly, the first interest payment date and the date interest starts accruing) identical to the 2046 Notes issued pursuant to the prospectus supplement. These additional 2046 Notes will be deemed part of the same series as the 2046 Notes issued pursuant to the prospectus supplement and will provide the holders of these additional 2046 Notes the right to vote together with holders of the 2046 Notes issued pursuant to the prospectus supplement.

Public offering price:	Per Note: 98.198%; Total: $2,209,455,000

Proceeds, before expenses, to Issuer:	Per Note: 97.773%; Total: $2,199,892,500

Underwriters:	Barclays Capital Inc. Deutsche Bank Securities Inc. Morgan Stanley & Co. LLC RBC Capital Markets, LLC

CUSIP Number:	822582BQ4

ISIN:	US822582BQ44

* * * * * * * *

*Note: The Guarantor Credit Ratings refer to the ratings currently assigned by the identified rating agencies on the outstanding senior unsecured long term debt of Royal Dutch Shell plc. The 2019 Notes, the 2021 Notes, the 2026 Notes and the 2046 Notes have not yet been rated. Ratings are subject to change at the discretion of the rating agencies. A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision and withdrawal at any time.

The Issuer estimates that the expenses in connection with the offering of the 2019 Notes, the 2021 Notes, the 2026 Notes and the 2046 Notes other than the underwriting discount, will be as follows:

SEC Registration Fee	$ 730,075

Printing	14,500

Legal Fees and Expenses	120,000

Accounting Fees and Expenses	75,000

NYSE Listing Fees	60,000

Trustee’s Fees and Expenses	10,000

Total	$ 1,009,575

The Issuer and the Guarantor have filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the other documents the Issuer and the Guarantor have filed with the Securities and Exchange Commission for more complete information about the Issuer, the Guarantor and this offering. You may get these documents for free by visiting EDGAR on the Securities and Exchange Commission website at www.sec.gov. Alternatively, the Issuer, the Guarantor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll-free at 1-888-603-5847 or emailing barclaysprospectus@broadridge.com, or by calling Deutsche Bank Securities Inc. toll-free at 1-800-503-4611, or by calling Morgan Stanley & Co. LLC toll-free at 1-888-718-1649, or by calling RBC Capital Markets LLC toll free at 1-866-375-6829.